Exhibit 10.5

Global BPO Services Corp.

125 High Street, 30th Fl.

Boston, MA 02110

                , 2008

Ares Corporate Opportunities Fund II, L.P.

C/O Ares Management, Inc.

1999 Avenue of the Stars

Suite 1900

Los Angeles, California 90067

Attn:

Re: Management Rights

Ladies and Gentlemen:

You have requested that Global BPO Services Corp., a Delaware corporation (the “Company”), grant certain management rights to Ares Corporate Opportunities Fund II, L.P. (the “Investor”) so that the purchase by the Investor of $150 million of Series A Convertible Preferred Stock to be issued by the Company pursuant to the Preferred Stock Purchase Agreement, dated as of the date hereof among the Company, the Investor and the other parties thereto, as such agreement may be amended, supplemented or otherwise modified from time to time, and 7,500,000 warrants to be purchased from certain stockholders of the Company pursuant to the Warrant Purchase Agreement, dated as of the date hereof among the Investor and such stockholders, may qualify as a “venture capital investment” as described in clause (d)(3)(i) of the U.S. Department of Labor Regulations § 2510.3-101 (the “DOL Regulation”). This letter will confirm our agreement that the Investor will be entitled to the contractual management rights enumerated below:

(1) The Company and its subsidiaries shall provide to the Investor true and correct copies of all documents, reports, financial data and other information as the Investor may reasonably request. Additionally, the Company shall permit any authorized representatives designated by the Investor to visit and inspect any of the properties of the Company and its subsidiaries or any of its subsidiaries, including its and their books of account, and to discuss its and their affairs, finances and accounts with its and their officers, all at such times as the Investor may reasonably request.

(2) At any time during which the Investor does not have a representative designated to serve on the Board of Directors of the Company, the Investor shall have the right to designate one (1) observer who shall be entitled to attend all meetings of the Company’s Board of Directors

(the “Board”) (and all committees thereof) and receive copies of all materials provided to the Board, including, without limitation, notices, minutes, consents and any and all other materials provided to directors, provided that such observer shall have no voting rights with respect to actions taken or elected not to be taken by the Board. Such representative may participate in discussions of matters brought to the Board and may address the Board with respect to the Investor’s concerns regarding business issues facing the Company. At any time that the composition of the board of managers or board of directors of any subsidiary of the Company (a “Sub Board”) is not identical to the composition of the Board, the Investor shall have the right to designate one (1) observer who shall be entitled to attend all meetings of such Sub Board, receive copies of all materials provided to such Sub Board, and address and participate in discussions of matters brought to the Sub Board. The foregoing notwithstanding, the Investor’s observer may be excluded from access to any material or meeting or portion thereof if the Board or an applicable Sub Board determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege or to protect highly confidential information considered to be trade secrets.

(3) The Investor (or any authorized representative designated by the Investor) shall have the right to consult with and advise the management of the Company and its subsidiaries, upon reasonable notice at reasonable times from time to time, on all matters relating to the operation of the Company and its subsidiaries.

(4) The Company agrees to consider, in good faith, the recommendations of the Investor (or its authorized representative) in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company.

(5) The Company shall deliver to the Investor:

a.	as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its subsidiaries as of the end of such period, and consolidated statements of income and cash flows of the Company, and its subsidiaries for the period then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustment;

b.	as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries as of the end of such year, and consolidated statements of income and cash flows of the Company and its subsidiaries for the year then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation; and

c.	to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, actually prepared by the Company as soon as available. So long as the Company is required to deliver the reports contemplated under this subparagraph c., the Company will not be obligated to deliver the reports provided under subparagraphs a. and b. above.

This letter may not be amended except by a written instrument signed by the Investor and the Company.

The Company hereby further agrees that if legal counsel for the Investor reasonably concludes that the rights granted hereby should be altered to preserve the qualification of the Investor as a “venture capital operating company” as defined in the DOL Regulation or otherwise to ensure that the assets of the Investor are not considered “plan assets” for purposes of the Employee Retirement Income Security Act of 1974, as amended, the Company will agree to amendments to this letter to effect such alterations; provided that no such alteration would result in a material adverse effect on the operation or business of the Company.

The rights described herein shall terminate and be of no further force or effect upon the Investor no longer holding any warrants or shares of capital stock of the Company or securities convertible into or exercisable for shares of capital stock of the Company (the “Company Securities”).

Subject to clause (i) of the preceding paragraph, if the Company engages in a restructuring or similar transaction, any resulting entity or entities shall be subject to this Agreement in the same manner as the Company.

The Company hereby further agrees that the Investor may transfer the rights granted to it hereunder to any other investment vehicle managed by affiliate of the Investor to whom it transfers all or any of the Company Securities.

Very truly yours,

GLOBAL BPO SERVICES CORP.	STREAM HOLDINGS CORPORATION

By:	By:
Name:	Name:
Title:	Title:

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ACKNOWLEDGED AND ACCEPTED:

ARES CORPORATE OPPORTUNITIES FUND II, L.P.

	By:	ACOF MANAGEMENT II, L.P., Its General Partner

		By:	ACOF OPERATING MANAGER II, L.P., Its General Partner

			By:	ARES MANAGEMENT, INC., Its General Partner

By:
Name:
Title:

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